Exhibit 99.1

CPSI Announces Second Quarter 2015 Results

Company Announces Regular Quarterly Cash Dividend of $0.64 Per Share

MOBILE, Ala.--(BUSINESS WIRE)--July 30, 2015--Computer Programs and Systems, Inc. (NASDAQ: CPSI):

Highlights:

  Revenues of $47.1 million;
  12-month backlog of $170.0 million;
  Earnings per diluted share of $0.52;
  Cash provided by operations of $3.8 million; and
  Quarterly dividend of $0.64 per share.

Computer Programs and Systems, Inc. (NASDAQ: CPSI), a leading provider of healthcare information solutions, today announced results for the second quarter and six months ended June 30, 2015.

The Company also announced that its Board of Directors has declared a regular quarterly cash dividend of $0.64 (sixty-four cents) per share, payable on August 28, 2015, to stockholders of record as of the close of business on August 13, 2015.

Total revenues for the second quarter ended June 30, 2015, were $47.1 million, compared with total revenues of $53.1 million for the prior-year second quarter. Net income for the quarter ended June 30, 2015, was $5.9 million, or $0.52 per diluted share, compared with $9.1 million, or $0.81 per diluted share, for the quarter ended June 30, 2014. Cash provided by operations for the second quarter of 2015 was $3.8 million, compared with $1.3 million for the prior-year second quarter. Cash collections for the second quarter ended June 30, 2015, were $48.3 million, compared with cash collections of $51.5 million for the prior-year second quarter.

Total revenues for the six months ended June 30, 2015, were $93.3 million, compared with total revenues of $105.1 million for the prior-year period. Net income for the six months ended June 30, 2015, was $11.4 million, or $1.01 per diluted share, compared with $16.8 million, or $1.50 per diluted share, for the six months ended June 30, 2014. Cash provided by operations for the first half of 2015 was $17.4 million, compared with $14.5 million for the prior-year period. Cash collections for the first half of 2015, were $97.7 million, compared with cash collections of $101.5 million for the prior-year period.

CPSI’s 12-month backlog as of June 30, 2015, was $170.0 million, consisting of $34.4 million in non-recurring system purchases and professional services and $135.6 million in recurring payments for support, Business Management Services, Cloud EHR Contracts and professional services.

The Company is lowering previously issued guidance for full year 2015 and now anticipates total revenues of $188 million to $192 million and net income of approximately $23.2 million to $24.5 million, or $2.05 to $2.17 per diluted share.

Commenting on the second quarter and the guidance revision, Boyd Douglas, president and chief executive officer of CPSI, said, “2015 continues to be a difficult year for the generation of system sales revenue in the community hospital marketplace. At this time, we expect the system sales environment to remain challenging through the first half of 2016. We believe there will be significant opportunities for Evident sales growth within both new client, legacy replacement sales and add-on software sales to existing customers resulting from CMS Meaningful Use Stage Three requirements, when finalized. We are also excited about the potential for Evident within Canada, where we continue to make headway in our efforts to bring a reasonably priced EHR alternative to the Canadian community hospital marketplace.”

In closing, Douglas added, “On a positive note, TruBridge continues to perform exceptionally well, with record 17% year-over-year quarterly revenue growth as well as improved margins over the first quarter of 2015. Consequently, with the recurring nature of TruBridge revenue, combined with more of our hospital customers choosing our Evident cloud-based EHR solutions, we expect recurring revenue to represent more than 80% of total revenue by 2019.”

CPSI will hold a live webcast to discuss second quarter 2015 results on Thursday, July 30, 2015, at 4:30 p.m. Eastern Time. A 30-day online replay will be available approximately one hour following the conclusion of the live webcast. To listen to the live webcast or access the replay, visit the Company’s website, www.cpsi.com.

About CPSI

CPSI is a leading provider of healthcare solutions for community hospitals. Founded in 1979, CPSI is the parent of two companies – Evident, LLC and TruBridge, LLC. Evident provides comprehensive electronic health record (EHR) solutions for community, rural, and critical access hospitals. TruBridge focuses exclusively on providing business, consulting, and managed IT services to rural and community healthcare organizations, regardless of their IT vendor. For more information, visit www.cpsi.com, www.evident.com, or www.trubridge.com.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified generally by the use of forward-looking terminology and words such as “expects,” “anticipates,” “estimates,” “believes,” “predicts,” “intends,” “plans,” “potential,” “may,” “continue,” “should,” “will” and words of comparable meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected sales, earnings, margins, costs, expenditures, cash flows, growth rates and future financial results, as well as our expectations for growth in Canada, are forward-looking statements. We caution investors that any such forward-looking statements are only predictions and are not guarantees of future performance. Certain risks, uncertainties and other factors may cause actual results to differ materially from those projected in the forward-looking statements. Such factors may include: overall business and economic conditions affecting the healthcare industry; government regulation of the healthcare and health insurance industries; government regulation of our products and customers, including changes in healthcare policy affecting Medicare and Medicaid reimbursement rates and qualifying technological standards; the potential effects of the federal healthcare reform legislation enacted in 2010, and implementing regulations, on the businesses of our hospital customers; the funding uncertainties associated with and potential expenditures required by the American Recovery and Reinvestment Act of 2009 in connection with the adoption of electronic health records; saturation of our target market and hospital consolidations; changes in customer purchasing priorities, capital expenditures and demand for information technology systems; competition with companies that have greater financial, technical and marketing resources than we have; failure to develop new technology and products in response to market demands; fluctuations in quarterly financial performance due to, among other factors, timing of customer installations; failure of our products to function properly resulting in claims for medical losses; changes in accounting principles generally accepted in the United States; breaches of security and viruses in our systems resulting in customer claims against us and harm to our reputation; potential intellectual property claims against us; general economic conditions, including changes in the financial and credit markets that may affect the availability and cost of credit to us or our customers; interruptions in our power supply and/or telecommunications capabilities and other risk factors described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release.

COMPUTER PROGRAMS AND SYSTEMS, INC. Unaudited Condensed Consolidated Statements of Income (in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Sales revenues:
System sales	$12,268	$20,663	$24,853	$41,117
Support and maintenance	18,542	18,454	37,074	36,699
Business management, consulting and managed IT services	16,276	13,936	31,399	27,332
Total sales revenues	47,086	53,053	93,326	105,148

Cost of sales:
System sales	10,641	11,293	20,451	22,486
Support and maintenance	6,842	7,127	14,002	14,501
Business management, consulting and managed IT services	9,927	9,455	19,891	18,547
Total cost of sales	27,410	27,875	54,344	55,534
Gross profit	19,676	25,178	38,982	49,614

Operating expenses:
Sales and marketing	3,271	3,634	6,304	7,598
General and administrative	8,019	7,475	16,458	15,960
Total operating expenses	11,290	11,109	22,762	23,558

Operating income	8,386	14,069	16,220	26,056
Other income	115	67	198	26
Income before taxes	8,501	14,136	16,418	26,082
Provision for income taxes	2,597	5,030	5,007	9,261
Net income	5,904	9,106	11,411	16,821
Less: Net income attributable to participating securities (unvested restricted stock)	(120)	(144)	(253)	(253)
Net income attributable to common stockholders	$5,784	$8,962	$11,158	$16,568

Basic and diluted earnings per share	$0.52	$0.81	$1.01	$1.50

Weighted average shares outstanding used in basic and diluted per common share computations	11,079	11,022	11,066	11,014

COMPUTER PROGRAMS AND SYSTEMS, INC. Condensed Consolidated Balance Sheets (in thousands, except per share data)

	June 30, 2015	Dec. 31, 2014
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$26,249	$23,792
Investments	10,788	10,703
Accounts receivable, net of allowance for doubtful accounts of $1,153 and $1,253, respectively	21,981	23,102
Financing receivables, current portion, net	13,034	18,112
Inventories	1,353	1,431
Deferred tax assets	2,233	2,319
Prepaid income taxes	2,529	1,120
Prepaid expenses and other	2,016	937
Total current assets	80,183	81,516

Property and equipment, net	15,660	17,039
Financing receivables, net of current portion	1,827	770
Deferred tax assets	181	-
Total assets	$97,851	$99,325

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,868	$3,990
Deferred revenue	4,688	5,891
Accrued vacation	4,060	3,931
Other accrued liabilities	3,870	4,349
Total current liabilities	17,486	18,161

Deferred tax liabilities	-	383

Stockholders’ equity:
Common stock, par value $0.001 per share, 30,000 shares authorized, 11,303 and 11,209 shares issued and outstanding,	11	11
Additional paid-in capital	41,606	38,983
Accumulated other comprehensive income (loss)	6	(19)
Retained earnings	38,742	41,806
Total stockholders’ equity	80,365	80,781
Total liabilities and stockholders’ equity	$97,851	$99,325

COMPUTER PROGRAMS AND SYSTEMS, INC.
Unaudited Other Supplemental Information
(In thousands)

The following table summarizes cash flow and free cash flow for the Company:

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Cash Flow Information
Net cash provided by operating activities	$3,779	$1,316	$17,415	$14,473
Net cash used in investing activities	(207)	(229)	(491)	(235)
Net cash used in financing activities	(7,290)	(6,342)	(14,468)	(12,673)

Free Cash Flow
Net cash provided by operating activities	$3,779	$1,316	$17,415	$14,473
Less: Purchases of capital assets	(125)	(177)	(447)	(256)
Free cash flow	$3,654	$1,139	$16,968	$14,217

Free cash flow is a non-GAAP financial measure which CPSI defines as net cash provided by operating activities less purchases of capital assets. The most directly comparable GAAP financial measure is net cash provided by operating activities. The Company believes free cash flow is a useful measure of performance and uses this measure as an indication of the financial resources of the Company and its ability to generate cash.

CONTACT:
Computer Programs and Systems, Inc.
Boyd Douglas, 251-639-8100
President and Chief Executive Officer